UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 26, 2020

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

605 Highway 169 North, Suite 400, Minneapolis, Minnesota 55441

(Address of Principal Executive Offices)  (Zip Code)

(763) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, no par value per share	WINA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01Regulation FD Disclosure

The outbreak of the coronavirus (COVID-19) has disrupted operations of Winmark Corporation (the “Company,”, “we,” or “our”), as well as that of our franchisees and leasing customers in numerous states and Canada. Our primary focus and attention is directed towards the health, safety and well-being of our employees, franchisees and leasing customers.

As of the date of this filing, uncertainties regarding the COVID-19 outbreak have resulted in serious economic disruptions including the temporary closing of many of our franchisee’s stores.  Governmental authorities in the United States and Canada have taken and may continue to take measures in order to combat the spread of disease including forced closures of retail stores and other business establishments.  Because of expected associated reduction in sales by our franchisees and economic disruption to our leasing customers, our results of operations, financial condition and cash flow will be materially adversely affected.  The full impact of the COVID-19 outbreak is unknown, resulting in a high degree of uncertainty for potentially extended periods of time.  At this time, neither the duration nor scope of the disruption can be predicted, therefore, the negative financial impact to our results cannot be reasonably estimated.

As of the date of this filing, we have approximately $28.5 million of cash after having drawn on our revolving credit facility in order to increase our cash position and preserve financial flexibility in light of the current uncertainty resulting from the COVID-19 outbreak.  As of the date of this filing, we have $40.0 million in borrowings outstanding on our revolving credit facility, and we remain in compliance with all financial covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

co
WINMARK CORPORATION

Date: March 26, 2020	By:	/s/ Anthony D. Ishaug
Anthony D. Ishaug
Chief Financial Officer and Treasurer